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Exhibit 10(30)

HARRAH'S ENTERTAINMENT, INC.

[Date]

[Name]
Harrah's Entertainment, Inc.
One Harrah's Court
Las Vegas, NV 89119-4312

  Re:
  Severance Agreement

Dear [Name]:

        Harrah's Entertainment, Inc. (the "Company") considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

        The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

        In order to induce you to remain in the employ of the Company or its subsidiaries and in consideration of your agreements set forth in Subsection 2(b) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("this Agreement") in the event your employment with the Company or its subsidiaries terminates subsequent to a "Change in Control of the Company" (as defined in Section 2 hereof) or within six months prior to a Change in Control under the circumstances described below.

        1.     Term of Agreement.    This Agreement shall commence on                        and shall continue in effect through December 31, 20    ; provided, however, that commencing on January 1, 20    and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless the Company shall have given you written notice that it does not wish to extend this Agreement not later than January 1 of the preceding year in the event a Potential Change in Control has occurred or the failure to extend is done in contemplation of a Change in Control or a Potential Change in Control, or June 30 of the preceding year in all other events; provided, further, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall automatically continue in effect for a period of twenty-four months beyond the month in which such Change in Control occurred. This Agreement will terminate and have no force or effect if your active employment terminates for any reason prior to a Change in Control except if such termination occurs within six months prior to the Change in Control under the circumstances described in Section 4.(2) below.

        2.     Change in Control

          (a)   Change in Control means and includes each of the following:

            (i)    the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ("voting securities") of the Company that represent 25% or more of the combined voting power of the Company's then outstanding voting securities, other than

              (A)  an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

              (B)  an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

              (C)  an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

            Notwithstanding the foregoing, neither of the following events shall constitute an "acquisition" by any person or group for purposes of this clause (a): an acquisition of the Company's securities by the Company which causes the Company's voting securities beneficially owned by a person or group to represent 25% or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 25% or more of the combined voting power of the Company's then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

            (ii)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            (iii)  the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction

              (A)  which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

              (B)  after which no person or group beneficially owns voting securities representing 25% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 25% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

            (iv)  the Company's stockholders approve a liquidation or dissolution of the Company.

            (v)   The Human Resources Committee of the Board (the "Committee") shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

          (b)   For purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to have occurred if the following occur:

            (i)    The Company enters into a written agreement or letter of intent, the consummation of which would result in the occurrence of a Change in Control of the Company;

            (ii)   Any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

            (iii)  Any person (other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company) who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board increases such beneficial ownership of such securities by an additional five percentage points or more thereby beneficially owning 14.5% or more of such securities; or

            (iv)  The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

          You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company (or the subsidiary thereof by which you are employed at the date such Potential Change in Control occurs) until the earliest of (x) a date which is six months from the occurrence of such Potential Change in Control of the Company, (y) the termination by you of your employment by reasons of Disability or Retirement (at your normal retirement age), as defined in Subsection 3(a) or your termination by reason of death, or (z) the occurrence of a Change in Control of the Company.

          (c)   Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Company, of any of the following circumstances unless such circumstances occur by reason of your death, Disability or your voluntary termination or voluntary Retirement, or, in the case of paragraphs (i), (ii), (iii), (iv) or (v), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as such terms are defined in Subsections 3(e) and 3(d), respectively, given in respect thereof:

            (i)    The assignment to you of any duties materially inconsistent with your status immediately prior to the Change in Control or a material adverse alteration in the nature or status of your responsibilities;

            (ii)   A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may have been increased from time to time;

            (iii)  The relocation of the Company's executive offices where you are located just prior to the Change in Control to a location more than fifty (50) miles from such offices, or the Company's requiring you to be based anywhere other than the location of such executive offices (except for required travel on the Company's business to an extent substantially consistent with your business travel obligations during the year prior to the Change in Control);

            (iv)  The failure by the Company to pay to you any material portion of your current compensation, except pursuant to a compensation deferral elected by you or required by any agreement with you, or to pay to you any material portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due;

            (v)   Except as permitted by any agreement with you, the failure by the Company to continue in effect any compensation plan in which you are participating immediately prior to the Change in Control which is material to your total compensation, including but not limited to, the Company's annual bonus plan, the ESSP, or the Stock Option Plan or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants at your grade level;

            (vi)  The failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which you are participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, except as permitted in any agreement with you;

            (vii) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

            (viii) Any purported termination of your employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(d) hereof and the requirements of Subsection 3(b) below; for purposes of this Agreement, no such purported termination shall be effective.

        Your right to terminate your employment pursuant to this Agreement for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

        3.     Termination Following Change in Control (or Prior to a Change in Control in Specific Circumstances). If any of the events described in Subsection 2(a) hereof constituting a Change in Control of the Company shall have occurred, then following such Change in Control, you shall be entitled to the benefits provided in Subsection 4(c) hereof: (1) if your employment was terminated within six months prior to the Change in Control under the circumstances described in Section 4.(2) below, or (2) if your employment is terminated during the term of this Agreement after such Change in Control if such termination is (y) by the Company, other than for Cause, your Disability or death, or (z) by you for Good Reason as provided in Subsection 3(c)(i) hereof.

          (a)   Disability; Retirement. If, as a result of your meeting the definition of disability under the Company's Long Term Disability Plan, you shall have been absent from the full-time performance of your duties with the Company for twenty-six consecutive weeks, and within thirty days after written notice of termination is given, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination at age 65 (or later) with ten years of service or retirement in accordance with any retirement contract between the Company and you.

          (b)   Cause. For purposes of this Agreement, "Cause" shall mean:

            (i)    Your willful failure to perform substantially your duties or to follow a lawful reasonable directive from your supervisor (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by your supervisor which specifically identifies the manner in which your supervisor believes that you have not substantially performed your duties or to follow a lawful reasonable directive and you are given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure to substantially perform, if curable;

            (ii)   (A) any willful act of fraud, or embezzlement or theft by you, in each case, in connection with your duties to the Company or in the course of your employment with the Company or (B) your admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation, in each case, against the Company;

            (iii)  Your being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, and North Carolina;

            (iv)  (A) your willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002 if applicable to you, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order or determination prohibiting you from service as an officer pursuant to the Securities Exchange Act of 1934 and the rules of the New York Stock Exchange.

    For purposes of this Subsection, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon a directive from your supervisor or the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Your termination of employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of conduct within the definition of Cause herein and specifying the particulars thereof in detail.

          (c)   Resignation For Good Reason. After a Change in Control of the Company and for purposes of receiving the benefits provided in Subsection 4(c) hereof, you shall be entitled to terminate your employment by voluntary resignation given at any time during the two years following the occurrence of a Change in Control of the Company hereunder, provided you are actively employed by the Company at such time and such resignation is by you for Good Reason.

          (d)   Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (e)   Date of Termination, Etc. "Date of Termination" shall mean:

            (i)    If your employment is terminated for Disability, thirty days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty day period), and

            (ii)   If your employment is terminated pursuant to Subsection (b) or (c) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (b) above shall not be less than thirty days, and in the case of a termination pursuant to Subsection (c) above shall not be less than fifteen nor more than sixty days, respectively, from the date such Notice of Termination is given);

provided that if within fifteen days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration decision, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, bonus, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

        4.     Compensation Upon Termination Following a Change in Control (or if Termination Occurs Prior to a Change in Control in Specific Circumstances). Following a Change in Control of the Company as defined in Subsection 2(a), then: (1) upon termination of your employment after such Change in Control, or (2) notwithstanding anything in this Agreement to the contrary, if termination of your employment occurred within six months prior to the Change in Control if such termination was by the Company without Cause by reason of the request of the person or persons (or their representatives) who subsequently acquire control of the Company in the Change of Control transaction, you shall be entitled to the following benefits:

          (a)   Deleted.

          (b)   If your employment shall be terminated by reason of your death or Disability, by your voluntary Retirement, by your voluntary termination without Good Reason, or by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus the Company shall pay all other amounts and honor all rights to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no other obligations to you under this Agreement.

          (c)   If your employment shall be terminated (y) after a Change in Control by the Company (other than by reason of your death or Disability, your voluntary Retirement or Voluntary Termination without Good Reason or by the Company for Cause), or (z) after a Change in Control, by you for Good Reason, or (yy) within six months prior to a Change in Control, by the

  Company under the circumstances described in Section 4.(2) above, then you shall be entitled to the benefits provided below:

            (i)    The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company, at the time such payments are due;

            (ii)   In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (the "Severance Payment") equal to 3.0 times the average of the Annual Compensation (as defined below) payable to you by the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"). Annual Compensation is defined to consist of two components: (a) Your annual salary in effect immediately prior to the Change in Control or in effect as of the Date of Termination, whichever annual salary is higher. Your annual salary for this purpose will be determined without any reduction for deferrals of such salary under any deferred compensation plan (qualified or unqualified) and without any reduction for any salary reductions used for making contributions to any group insurance plan of the Company or its affiliates and also without reduction for any other deductions from salary for any reason; plus (b) The average of your annual bonuses under the Company's Annual Management Bonus Plan, or any substitute or successor plan including the Senior Executive Incentive Plan, for the three highest calendar years, in terms of annual bonus paid to you in such years, during the five calendar years preceding the calendar year in which the Change in Control occurred. Your annual bonuses for this purpose will be determined without any reduction for deferrals under any deferred compensation plan (qualified or unqualified) and without any reduction for salary reductions used for making contributions to any group insurance plan of the Company or its affiliates and also without reduction for any other deductions from bonus for any reason. If you were not employed by the Company or its affiliates for a sufficient period of time to receive annual bonuses during each of the five calendar years before the Change in Control occurred, then the average bonus will be measured using the three highest calendar years, in terms of annual bonus paid to you, in all the consecutive calendar years immediately preceding the date the Change in Control occurred. If you were not eligible for three years of bonuses paid during the calendar years immediately preceding the date the Change in Control occurred, then the average bonus will be the average of the annual bonuses that were paid to you during such time under such Plan. If you were not eligible for any bonus during such time because of not being employed by the Company for a sufficient period of time to qualify for a previous bonus payment, then Annual Compensation will only consist of the salary component as provided above and will not include a bonus component.

            (iii)  The Company shall also pay to you a pro rata amount of target bonus (the bonus amount for your grade level assuming 100 bonus points are earned) as shown on the matrix for the Annual Management Bonus Plan (or any successor plan) attributable to the bonus plan year which contains your Date of Termination, regardless of whether or not any bonus is determined to be actually earned for such year, provided that the target bonus for calculating this pro rata payment will not be less than the target bonus under such Plan for the Plan year that contains the day immediately prior to the Change in Control (which target bonus will be the one that applies to your grade level at that time) regardless of whether or not any bonus was payable for such year. The pro-rata amount will be based on the percentage of days of your employment in the calendar year of the Date of Termination. For example, if the Date of Termination is October 1 in a year with 365 days, with October 1 counted as the last day of employment for a total of 274 days of employment that year, then the pro-rata amount will be

    75.06849% of target bonus (274 days ÷ 365 days). It is understood this target bonus will be based on the Annual Management Bonus Plan target and not the target for the Senior Executive Incentive Plan even if such Plan applies to you. In addition, the Company shall pay to you the amounts of any approved compensation or awards payable to you or due to you under any incentive compensation plan of the Company including, without limitation, the Company's Restricted Stock Plan, Stock Option Plan and Executive Stock Incentive Plan (the "Option Plans") and Annual Management Bonus Plan (or any substitute or successor plan including the Senior Executive Incentive Plan) and under any agreements with you in connection therewith, and shall make any other payments and take any other actions and honor such rights you may have accrued under such plans and agreements including any rights you may have to payments after the Date of Termination, which will include the payment to you of any bonus earned during the bonus year fully completed prior to the Date of Termination if such Date of Termination occurs prior to the payment date for such bonus, it being understood, however, that the pro-rata payment provided for in the first sentence of this paragraph 4(c)(iii) is in lieu of any bonus earned for the bonus plan year during which occurred the Date of Termination.

            (iv)  At the election of the Company, in lieu of shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock ("Company Shares") issuable upon exercise of outstanding and unexercised options (whether or not they are fully exercisable or "vested"), if any, granted to you under the Option Plans including options granted under the plan of any successor company that replaced or assumed the options under said Option Plans ("Options") (which Options shall be cancelled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (y) the excess of the higher of the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination or the preceding business day if such Date is not a business day (or, if such Shares are not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in Company Shares is highest) or the highest per share price (including cash, securities and any other consideration) for Company Shares actually paid in connection with any change in control of the Company, over the per share exercise price of each Option held by you (whether or not then fully exercisable or "vested"), times (z) the number of Company Shares covered by each such option (referred to herein as "Company Cash Out Election"). The Company may exercise the Company Cash Out Election as to all or part of your Options. Whether the Company Cash Out Election is exercised and to what extent will be decided by the Company in its discretion before a termination of your employment that entitles you to the benefits under this Subsection (c). The Company will have no obligation to exercise the Company Cash Out Election. The Company Cash Out Election will not apply to Options you exercised before your termination or that were already cashed out in connection with the Change in Control. To the extent the Company Cash Out Election is not exercised as to any of your Options that are outstanding at the time of a termination which entitles you to the benefits under this Subsection (c), such Options will become 100% vested upon such termination (if not already vested) and fully exercisable and you will have the right to exercise such Options at any time prior to midnight on the date of such termination (or prior to such other time as the terms of the Option may allow) or prior to such extended date as may be authorized in the discretion of the Board or the Human Resources Committee.

            (v)   The Company shall also pay to you all reasonable legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

            (vi)  In the event that you become entitled to the payments, benefits or other rights (the "Severance Payments") provided under paragraphs (ii), (iii), and (iv), above (and Subsection (d) below), and if any of the Severance Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you at the time specified in paragraph (vii), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by you (such net amount to be the amount remaining after deducting any Excise Tax on the Severance Payments and any federal, state and local income tax and Excise Tax payable on the payment provided for by this paragraph), shall be equal to the amount of the Severance Payments after deducting normal and ordinary taxes but not deducting (a) the Excise Tax and (b) any federal, state and local income tax and Excise tax payable on the payment provided for by this paragraph. For example, if the Severance Payments are $1,000,000 and if you are subject to the Excise Tax, then the Gross-Up Payment will be such that you will retain an amount of $1,000,000 less only any normal and ordinary taxes on such amount. (The Excise Tax and federal, state and local taxes and any Excise Tax on the payment provided by this paragraph will not be deemed normal and ordinary taxes). For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following will apply:

              (A)  Any other payments or benefits received or to be received by you in connection with a Change in Control of the Company or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

              (B)  The amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of the Severance Payments or (z) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (A), above); and

              (C)  The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Severance Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment then, subject to applicable law, appropriate adjustments will be made with respect to the payments hereunder.

            (vii) The payments provided for in paragraphs (ii), (iii), (iv) and (vi) above, shall be made as soon as practicable but not later than the thirtieth day following the Date of Termination (or following the date of the Change in Control if your employment is terminated under the circumstances described in Section 4.(2) above).

          (d)   If your employment shall be terminated (y) after a Change in Control, by the Company (other than by reason of your death, your Disability, your voluntary Retirement or Voluntary Termination without Good Reason or by the Company for Cause), or (z) after a Change in Control, by you voluntarily for Good Reason, or (yy) by the Company within six months prior to a Change in Control under the circumstances described in Section 4.(2) hereof, then for a twenty-four month period after such termination, the Company shall arrange to provide you with life, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(d) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four month period following your termination, and any such benefits actually received by you shall be reported to the Company.

          (e)   In exchange for the payments and benefits provided in paragraphs (i), (ii), (iv), (v) and (vi) of Subsection 4(c) above and in Subsection 4(d) above, you expressly agree that, for a period of two years from the Date of Termination, you:

            (i)    will not, directly or indirectly, engage in any activity, including development activity, whether as an employee, consultant, director, investor, contractor, or otherwise, in the casino business (or any hotel or resort that operates a casino business) in the United States, Canada or Mexico, except with the prior specific approval of the Company. You acknowledge that these restrictions are reasonable as to both time and geographic scope as the Company competes with all gaming establishments in these areas;

            (ii)   will not, directly or indirectly, induce, persuade or attempt to induce or persuade, any salary grade 20 or higher employee of the Company, its subsidiaries or affiliates, to leave or abandon employment with the Company, its subsidiaries or its affiliates, for any reason whatsoever (other than your personal secretary and/or assistants); and

            (iii)  will not communicate with employees, customers, or suppliers of the company, or its it subsidiaries or affiliates or any principals thereof, or any person or organization in any manner whatsoever that is detrimental to the interest of the Company, its subsidiaries and affiliates. You further agree not to make statements to the press or general public with respect to the Company or its subsidiaries or affiliates that are detrimental to the company, its subsidiaries, affiliates or employees without the express written prior authorization of the Company, and the Company agrees that it will not make statements to the press or general public that are detrimental to you without your express prior written authorization. Notwithstanding the foregoing, you shall not be prohibited at the expiration of the non-competition period from pursuing business interests which may conflict with the interests of the Company.

It is further agreed:

            (i)    If, in any action before any court, agency or arbitration tribunal, legally empowered to enforce the covenants in this Subsection (e), any term, restriction, covenant, or promise contained therein is found to be unreasonable and, accordingly, unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency;

            (ii)   Should any court, agency or arbitration tribunal legally empowered to enforce the covenants contained in this Subsection (e) find that you have breached the terms, restrictions, covenants or promises herein (except if it has been modified to make it enforceable): (x) the Company will not be obligated to make the payments and benefits provided in paragraphs (ii), (iii), (iv), (v) and (vi) of Subsection (c)above and in Subsection 4(d) above, and (y) you will reimburse to the Company any such payments and benefits received by you, as well as any reasonable costs and attorneys fees to secure such repayments. In addition, the Company shall be entitled to seek to enforce any such covenants, including obtaining monetary damages, specific performance and injunctive relief.

          (f)    Confidentiality

            (i)    Your position with the Company will or has resulted in your exposure and access to confidential and proprietary information which you did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by you, directly or indirectly, would be irreparably injurious and detrimental to the Company. During your employment and without limitation thereafter, you agree to use your best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to the third parties. You shall not any time during and after the end of full time active employment, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Subsection (f), unless expressly authorized to do so by the Company in writing. Notwithstanding the above, you may provide such Confidential Information if ordered by a federal or state court or any governmental authority or pursuant to a subpoena. In such case, you will notify the Company at least five (5) days prior to providing such information, and the nature of the information required to provide.

            (ii)   For the purpose of this Agreement, "Confidential Information" shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries and affiliates, whether or not a "trade secret" within the meaning of applicable law, which at the time of your initial employment is not generally known to the general public and which has been or is from time to time disclosed to or developed by you as a result of your employment with the Company. Confidential Information includes, but is not limited to, the Company's product development and marketing programs, data, future plans, formulas, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by you or others, and any other information which you are told or reasonably ought to know the Company regards as confidential.

            (iii)  You agree that upon termination of your employment for any reason whatsoever, you shall promptly deliver to the Company all Confidential Information, including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in your possession (and all copies thereof) containing any such Confidential Information created in whole or in part by you within the scope of your employment, even if the items do not contain Confidential Information.

            (iv)  You may also have signed a non-disclosure or confidentiality agreement. Such an agreement shall also remain in full force and effect, provided that, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control.

            (v)   This Subsection (f) will survive your termination of employment for any reason.

          (g)   You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise (except as specifically provided in this Section 4 and this Subsection 4(g) will not limit or affect any remedies of the Company for your violation of Subsection 4(e) above or Subsection 4(f) above).

          (h)   In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate to the extent such benefits are not paid under this Agreement.

          (i)    Notwithstanding any provision in this Agreement to the contrary, this Severance Agreement shall not replace or supersede Paragraph 10 of your Employment Agreement with the Company and the provisions of such Paragraph 10 shall survive any replacement by this Severance Agreement of your Employment Agreement.

        5.     Successors; Binding Agreement.

          (a)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment voluntarily for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b)   This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

        6.     Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, by FAX if available, or by overnight courier service, addressed as follows:

    To the Company:

      General Counsel
      Harrah's Entertainment, Inc.
      One Harrah's Court
      Las Vegas, NV 89119
      FAX: 702-407-6418

    To you:

      Addressed to your name at your office address (or FAX number) with the Company or its affiliates (or any successor thereto) at the time the notice is sent and your home address at that time; and if you are not employed by the Company at the time of the notice, your home address as shown on the records of the Company or its affiliates (or any successor thereto) on the date of the notice.

    To such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        7.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

        8.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        9.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        10.   Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Las Vegas, Nevada in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

        11.   Similar Provisions in Other Agreement. The Severance Payment under this Agreement supersedes and replaces any previous severance agreement and any other severance payment to which you may be entitled under any previous agreement between you and the Company or its affiliates.

        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our binding agreement on this subject.

Very truly yours,
HARRAH'S ENTERTAINMENT, INC.
	By:	[Name] [Title]
Agreed:
[Name]

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  Exhibit 10(30)